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Exhibit 99.1
(Form S-8)

GROVE INVESTORS, INC.
2001 STOCK INCENTIVE PLAN

        The purposes of the 2001 Stock Incentive Plan (the "Plan") are to encourage eligible individuals to increase their efforts to make Grove Investors, Inc, (the "Corporation") more successful, to provide an additional inducement for such individuals to remain with the Corporation or a Subsidiary, to reward such individuals by providing an opportunity to acquire shares of the Common Stock of the Corporation (the "Common Stock") on favorable terms and to provide a means through which the Corporation may attract able persons to enter the service of the Corporation as employees. For the purposes of the Plan, the term "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (SCI%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain and any limited liability company wholly owned by any such corporations.

SECTION 1
ADMINISTRATION

        The Plan shall be administered by the Board of Directors of the Corporation (the "Board") or a committee appointed by the Board (the term "Administrator" shall mean the Board or any such committee administering the Plan). The Administrator shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. The Administrator shall keep records of action taken at its meetings. A majority of the members of the Administrator shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Administrator, shall be the acts of the Administrator.

SECTION 2
ELIGIBILITY

        All employees of the Corporation or any Subsidiary shall be eligible to be granted stock options and to receive restricted stock awards as described herein.

        Subject to the provisions of the Plan, the Administrator shall have full and final authority, in its discretion, to grant stock options or award restricted stock as described herein and to determine the employees to whom any such grant or award shall be made and the number of shares to be covered thereby. In determining the eligibility of any employee, the number of shares covered by each grant of a stock option or award of restricted stock, the Administrator may consider the position and the responsibilities of the eligible employee being considered, the nature and value to the Corporation or a Subsidiary of an employee's services, the employee's present and/or potential contribution to the success of the Corporation or a Subsidiary and such other factors as the Administrator may deem relevant.

SECTION 3
SHARES AVAILABLE UNDER THE PLAN

        The aggregate net number of shares of Common Stock which may be issued and as to which grants of stock options or awards of restricted stock may be made under the Plan is 533,000 shares, subject to adjustment and substitution as set forth in Section 7. If any stock option is exercised by delivering previously owned shares in payment of the option price, the number of shares so delivered to the Corporation shall again be available for purposes of the Plan. If any stock option is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, the number of shares subject thereto shall again be available for purposes of the Plan. If shares of Common Stock are forfeited to the Corporation pursuant to the restrictions applicable to restricted stock, the shares so forfeited shall again be available for purposes of the plan. The stock which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, as shall be determined from time to time by the Administrator.

SECTION 4
GRANT OF STOCK OPTIONS
AND AWARDS OF RESTRICTED STOCK

        The Administrator shall have authority, in its discretion, (a) to grant "nonstatutory stock options" (i.e., stock options which do not qualify under Sections 422 or 423 of the Internal Revenue Code of 1986, as amended) or (b) to award restricted stock, as described herein.

SECTION 5
TERMS AND CONDITIONS OF STOCK OPTIONS

        Stock options granted under the Plan shall be subject to the following terms and conditions:

          (A)  The purchase price at which each stock option may be exercised (the "option price") shall be such price as the Administrator, in its discretion, shall determine.

          (B)  The option price for each stock option shall be paid in full upon exercise and shall be payable in cash in United States dollars (including check, bank draft or money order), which may include cash forwarded through a broker or other agent-sponsored exercise or financing program; provided, however, that in lieu of such cash the person exercising the stock option may (if authorized by the Administrator at any time) pay the option price in whole or in part by delivering to the Corporation shares of Common Stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased (except that any portion of the option price representing a fraction of a share shall in any event be paid in cash). If the option price is paid m cash, the exercise of the stock option shall not be deemed to occur and no. shares of Common Stock will be issued until the Corporation has received full payment t cash (including check, bank draft or money order) for the option price. The date of exercise of a stock option shall be determined under procedures established by the Administrator, and as of the date of exercise the person exercising the stock option shall be considered for all purposes to be the owner of the shares with respect to which the stock option has been exercised.

          (C)  A stock option shall vest and become exercisable at such time or times and/or upon the occurrence of such event or events as may be determined by the Administrator. Unless otherwise determined by the Administrator and reflected in the stock option agreement or an amendment thereto, a stock option shall be vested and exercisable from its date of grant. No stock option shall be exercisable after the expiration of ten years from the date of grant. A stock option to the extent exercisable at any time may be exercised in whole or in part.

          (D)  No stock option shall be transferable by the grantee otherwise than by Will, or if the grantee dies intestate, by the laws of descent and distribution of the state of domicile of the grantee at the time of death. All stock options shall be exercisable during the lifetime of the grantee only by the grantee.

          (E)  Unless the Administrator, in its discretion, shall otherwise determine:

      (i)
      If the employment of a grantee who is not disabled within the meaning of Section 422(c)(G) of the Code (a "Disabled Grantee") is terminated by the Corporation and its Subsidiaries without Cause, as hereinafter defined, or is voluntarily terminated with the consent of the Corporation, any then outstanding stock option of such grantee shall be exercisable by the grantee (but only to the extent exercisable immediately prior to the grantee's termination of employment) at any time prior to the expiration date of such stock option or within 30 days after the date of termination of employment, whichever is the shorter period;

      (ii)
      If the employment of a grantee who is a Disabled Grantee is terminated, any then outstanding stock option of such grantee shall be exercisable by the grantee (but only to the extent exercisable immediately prior to the grantee's termination of employment) at any time prior to the expiration date of such stock option or within one year after the date of termination of employment, whichever is the shorter period;

      (iii)
      Following the death of a grantee during employment, any stock option of the grantee outstanding at the time of death shall be exercisable (but only to the extent exercisable immediately prior to the death of the grantee) by the person entitled to do so under the Will of the grantee, or, if the grantee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the grantee at any time prior to the expiration date of such stock option or within one year after the date of death, whichever is the shorter period;

      (iv)
      Following the death of a grantee after termination of employment and during a period when a stock option is exercisable, any stock option of the grantee outstanding at the time of death shall be exercisable (but only to the extent the stock option was exercisable immediately prior to the death of the grantee) by such person entitled to do so under the Will of the grantee or by such legal representative at any time prior to the expiration date of such stock option or within one year after the date of death, whichever is the shorter period;

      (v)
      If the employment of a grantee is terminated for any reason, any stock option of the grantee which is not exercisable upon the date of termination of employment shall automatically and without further action on the part of the Corporation, terminate and be forfeited without any compensation paid therefor; and

      (vi)
      If the employment of a grantee terminates for any reason other than termination by the Corporation and its Subsidiaries without Cause, voluntary termination with the consent of the Corporation, death or termination of employment of a Disabled Grantee, any stock option of the grantee, whether or not then exercisable upon the date of termination of employment, shall automatically and without further action on the part of the Corporation, terminate and be forfeited without any compensation paid therefore.

        Whether a grantee is a Disabled Grantee shall be determined, in its discretion, by the Administrator, and any such determination by the Administrator shall be final and binding. A termination shall be deemed to be for "Cause" if, in the sole judgment of the Administrator, the grantee shall have (a) been guilty of any act of dishonesty that is material with respect to the Corporation, (b) been convicted of a crime involving moral turpitude, (c) intentionally disregarded the provisions of any agreement with the Corporation, or (d) intentionally disregarded express instructions of the management or Board of Directors of the Corporation or any Subsidiary with respect to matters of policy or performance of duties and responsibilities.

        If a grantee of a stock option engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise and whether during or after termination of employment) which is in competition with the Corporation or any Subsidiary, the Administrator may immediately terminate all outstanding stock options of the grantee. Whether a grantee has engaged in the operation or management of a business which is in competition with the Corporation or any Subsidiary shall also be determined, in its discretion, by the Administrator, and any such determination by the Administrator shall be final and binding.

          (F)  All stock options shall be confirmed by an agreement, or an amendment thereto, which shall be executed by the Corporation and the grantee. The provisions of such agreements, or amendments thereto, need not be identical.

          (G)  For all purposes under the Plan, fair market value of the Common Stock shall be determined by the Administrator in good faith, provided that if the Common Stock is listed on any such stock exchange listed below, the fair market value of the Common Stock shall be the mean between the following prices, as applicable, for the date as of which fair market value is to be determined as quoted in The Wall Street Journal (or in such other reliable publication as the Administrator, in its discretion, may determine to rely upon): (a) if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date, (b) if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the principal United States securities exchange registered under the Securities Exchange Act of 1934 (the "Exchange Act") on which the Common Stock is listed, or (c) if the Common Stock is not listed on any such exchange, the highest and lowest sales prices per share of Common Stock for such date on the National Association of Securities Dealers Automated Quotations System or any successor system then in use ("NASDAQ"). If there are no sale price quotations for any particular date as of which fair market value is to be determined, the Administrator shall use such average of sale price quotations available within a reasonable period before and after such date as the Administrator shall in good faith determine are applicable to the fair market value of the Common Stock. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which fair market value is to be determined, then fair market value of the Common Stock shall be the mean between the bona fide bid and asked prices per share of Common Stock as so quoted for such date on NASDAQ, or if none, the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which fair market value is to be determined, if both such dates are within a reasonable period.

          (H)  The obligation of the Corporation to issue shares of Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, (the

  "Securities Act") with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock shares may then be listed and (iii) all other applicable laws, regulations, rules and orders which may then be in effect. The certificate or certificates representing the shares to be issued or delivered under the Plan may bear any legends required by any applicable securities laws and may reflect any transfer or other restrictions imposed by the Plan. A grantee may be required, as a condition precedent to the Corporation's obligation to issue shares of Common Stock under the Plan, to execute a joinder to any shareholders' agreement of the Corporation, in the form provided by the Corporation, pursuant to which the transfer of shares received under the Plan may be restricted.

          (I)  Any shares of Common Stock issued under the Plan, together with any proceeds therefrom, shall be retained by the Corporation or a Subsidiary and first applied to the satisfaction of any outstanding loans and other indebtedness owed by the optionee to the Corporation or a Subsidiary or its predecessors in interest; provided that, for such purpose, shares of Common Stock so retained by the Corporation shall be valued at fair market value as determined under Section 5(0) of the Plan.

        Subject to the foregoing provisions of this Section and the other provisions of the Plan, any stock option granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Administrator and set forth in the agreement referred to in Section 5(F) or an amendment thereto.

SECTION 6
TERMS AND CONDITIONS OF RESTRICTED STOCK

        Restricted stock awards shall be evidenced by a written agreement in the form prescribed by the Administrator in its discretion, which shall set forth the number of shares of Common Stock awarded, the restrictions imposed thereon including, without limitation, restrictions on the right of the grantee to sell, assign, transfer or encumber such shares while such shares are subject to other restrictions imposed under this Section 6, the duration of such restrictions, the events (which may, in the discretion of the Administrator, include performance-based events) the occurrence of which would cause a forfeiture of the restricted stock in whole or in part and such other terms and conditions as the Administrator in its discretion deems appropriate. Restricted stock awards shall be effective only upon execution of the applicable restricted stock agreement by the Corporation and the grantee.

        Following a restricted stock award and prior to the lapse or termination of the applicable restrictions, the Administrator shall deposit share certificates for such restricted stock in escrow. Upon the lapse or termination of the applicable restrictions (and not before such time), the grantee shall be issued or transferred share certificates for the restricted stock. From the date a restricted stock award is effective, the grantee shall be a shareholder with respect to all the shares represented by such. certificates and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, subject only to the restrictions imposed by the Administrator.

        If a grantee of restricted stock engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise and whether during or after termination of employment) which is in competition with the Corporation or any Subsidiary, the Administrator may immediately declare forfeited all restricted stock of the grantee as to which the restrictions have not yet lapsed. Whether a grantee has engaged in the operation or ' management of a business which is in competition with the Corporation or any Subsidiary shall also be determined, in its discretion, by the Administrator, and any such determination by the Administrator shall be final and binding.

SECTION 7
ADJUSTMENT AND SUBSTITUTION OF SHARES

        If a dividend or other distribution shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any outstanding stock options and the number of shares of Common Stock which may be issued under the Plan but are not then subject to outstanding stock options shall be adjusted by adding thereto the number of shares of Common Stock which would have been distributable thereon if such stock had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution. Shares of Common Stock so distributed with respect to any restricted stock held in escrow shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the restricted stock on which they were distributed.

        If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Corporation or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding stock option and for each share of Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities (and in the case of outstanding options, the cash or other property) into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable. Unless otherwise determined by the Administrator in its discretion, any such stock or securities, as well as any cash or other property, into or for which any restricted stock held in escrow shall be changed or exchangeable in any such transaction shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the restricted stock in respect of which such stock, securities, cash or other property was issued or distributed.

        In case of any adjustment or substitution as provided for in this Section 7, the aggregate option price for all shares subject to each then outstanding stock option prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction), cash or other property to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new option price per share or other unit shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

        No adjustment or substitution provided for in this Section 7 shall require the Corporation to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution. Owners of restricted stock held in escrow shall be treated in the same manner as owners of Common Stock not held in escrow with respect to fractional shares created by an adjustment or substitution of shares, except that, unless otherwise determined by the Administrator in its discretion, any cash or other property paid in lieu of a fractional share shall be subject to restrictions similar to those applicable to the restricted stock exchanged therefor.

SECTION 8
ADDITIONAL RIGHTS IN CERTAIN EVENTS

  (A)
  Definitions.

For purposes of this Section 8, the following terms shall have the following meanings:

  (1)
  The term "Person" shall be used as that term is used in Sections 13(d) and 14(d) of the Exchange Act.

  (2)
  Beneficial Ownership shall be determined as provided in Rule 13d-3 under the Exchange Act as in effect on the effective date of the Plan.

  (3)
  "Voting Shares" shall mean all securities of a company entitling the holders thereof to vote in an annual election of Directors (without consideration of the rights of any class of stock other than the Common Stock to elect Directors by a separate class vote); and a specified percentage of "Voting Power" of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the Common Stock to elect Directors by a separate class vote).

  (4)
  "Tender Offer" shall mean a tender offer or exchange offer to acquire securities of the Corporation (other than such an offer made by the Corporation), whether or not such offer is approved or opposed by the Board.

  (5)
  "Section 8 Event" shall mean the date upon which any of the following events occurs:

  (a)
  The Corporation acquires actual knowledge that any Person other than the Corporation or any employee benefit plan(s) sponsored by the Corporation has acquired the Beneficial Ownership, directly or indirectly, of securities of the Corporation entitling such Person to 50% or more of the Voting Power of the Corporation, or

  (b)
  The purchase of stock pursuant to and following the making of a Tender offer to acquire securities of the Corporation which entitles the holders thereof to 50% or more of the Voting Power of the Corporation; or

    (c)
    The making of a solicitation subject to Rule 14a-11 under the Exchange Act (or any successor Rule) relating to the election or removal of 50% or more of the members of any class of the Board by any person other than the Corporation; or

    (d)
    The members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period other than-as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, shall be treated as an Incumbent Director; or

    (e)
    The shareholders of the Corporation shall approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Corporation as a result of which the shareholders of the Corporation immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 10% of the consolidated assets of the Corporation immediately prior to the transaction; or

    (f)
    The first underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock to the public;

    provided, however, that (i) if securities beneficially owned by a grantee are included in determining the Beneficial Ownership of a Person referred to in Section 8 paragraph (A)5(a), (ii) a grantee is required to be named pursuant to Item 2 of the Schedule 14D-1 (or any similar successor filing requirement) required to be filed by the bidder making a Tender Offer referred to in Section 8 paragraph (A)5(b) or (iii) if a grantee is a "participant" as defined in 14a-11 under the Exchange Act (or any successor Rule) in a solicitation (other than a solicitation by the Corporation) referred to in Section 8 paragraph (A)5(c), then no Section 8 Event with respect to such grantee shall be deemed to have occurred by reason of such event.

  (B)
  Acceleration of the Exercise Date of Stock Options.

        Unless the agreement referred to in Section 5(F), or an amendment thereto, shall otherwise provide, notwithstanding any other provision contained in the Plan, in case any "Section 8 Event" occurs all outstanding stock options (other than those held by a person referred to in the proviso to Section 8(A)(5)) shall become immediately and fully exercisable whether or not otherwise exercisable by their terms.

  (C)
  Lapse of Restrictions on Restricted Stock Awards.

        If any "Section 8 Event" occurs prior to the scheduled lapse of all restrictions applicable to restricted stock awards under the Plan (other than those held by a person referred to in the proviso to Section 8(A)(5)), then unless the agreement referred to in Section 6, or an amendment thereto, shall otherwise provide, all such restrictions shall lapse upon the occurrence of any such "Section 8 Event" regardless of the scheduled lapse of such restrictions.

SECTION 9
EFFECT OF THE PLAN ON THE RIGHTS OF EMPLOYEES AND CORPORATION

        Neither the adoption of the Plan nor any action of the Administrator pursuant to the Plan shall be deemed to give any employee any right to be granted a stock option or awarded restricted stock under the Plan. Nothing in the Plan, in any stock option or any award of restricted stock, or in any agreement providing for either of the foregoing shall confer any right to any employee to continue in the employ of the Corporation or interfere in any way with the rights of the Corporation to terminate the employment of any employee at any time.

SECTION 10
AMENDMENT

        The right to amend the Plan at any time and from time to time and the right to revoke or terminate the Plan are hereby specifically reserved to the Board; provided that no amendment shall be made without shareholder approval if shareholder approval of the amendment is at the time required by the rules of any stock exchange on which the Common Stock may then be listed. No alteration, amendment, revocation or termination of the Plan shall, without the written consent of the holder of a stock option, or award of restricted stock under the Plan, adversely affect the rights of such holder with respect thereto.

SECTION 11
EFFECTIVE DATE AND DURATION OF PLAN

        The effective date and date of adoption of the Plan shall be December 18, 2001, the date of adoption of the Plan by the Board. No stock option may be granted, and no restricted stock may be awarded under the Plan subsequent to December 17, 2011.

SECTION 12
WITHHOLDING

        To the extent required by applicable Federal, state, local or foreign law, the person exercising the stock option or receiving the restricted stock shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with the Plan; provided that a grantee of a stock option or restricted stock may satisfy such obligation by delivering to the Corporation shares of already-owned or acquired Common Stock with a fair market value, determined under Section 5(G) of the Plan, on the date of delivery equal to such obligations. The Corporation shall not be required to issue any Common Stock under the Plan until such obligations are satisfied.

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  Exhibit 99.1